Nu-Med Plus files 8-K Disclosure

Salt Lake City, Utah -- (Marketwired – March 28, 2017) - Nu-Med Plus, Inc. (OTCBB: NUMD), a medical device development company, announced the filing of a form 8-K with the Securities and Exchange Commission regarding legal action.

On March 16, 2017 Nu-Med Plus filed a complaint against a former Consultant and Officer related to consulting agreements and the return of unearned shares.  The Company is requesting the return of such unearned shares and damages.

The former Officer and Consultant has filed a claim against Nu-Med Plus and its President relating to these shares.

 Nu-Med Plus will vigorously prosecute and defend their claim for the protection of the company and its shareholders.

About Nu-Med Plus, Inc.

Nu-Med Plus, Inc. is a medical device development company created to explore medical applications of newly developed technologies. The strategy is to focus on high growth potential markets where there is a clearly defined need recognized by the medical community that can be addressed by Nu-Med Plus and its technical expertise. Initial research and product development has been in the delivery of nitric oxide gas for therapeutic use. For more company information please visit  www.nu-medplus.com.

Contact:  Jeff Robins/President 801-746-3570

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management's current estimates, beliefs, intentions and expectations. They are not guarantees of future performance. The Company cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company's control. Such factors include, among other things: risks and uncertainties relating to the Company's ability to complete proposed private placement financing. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.